EXHIBIT 99.1

Zoom Technologies Reports Results for the First Quarter of 2008

Boston, MA, April 25, 2008 -Zoom Technologies, Inc. (NASDAQ: ZOOM), a leading manufacturer of modems and other communication products, today reported net sales of $3.6 million for its first quarter ended March 31, 2008, down 25% from $4.8 million for the first quarter of 2007. Zoom reported a net loss of $0.92 million or $0.10 per share for Q1 2008 compared to a net loss of $0.75 million or $0.08 per share for Q1 2007.
Orders in Q1 2008 were only down 6% from orders in Q1 2007. However, Zoom’s backlog at the start of 2007 was much higher than at the start of 2008, and this was the main reason for the 25% drop in net sales from Q1 2007 to Q1 2008. Orders in the UK were up 29% in Q1 2008 compared to Q1 2007, primarily because Zoom began shipping 3 products to major retailer Tesco during Q1 2008. Orders in most other regions were slightly down.
Gross profit was $0.7 million or 20.2% of net sales in Q1 2008, down from $1.1 million or 23.6% of net sales in Q1 2007. The decrease in gross profit was primarily due to lower sales, which also increased the gross margin impact of fixed costs for personnel and facilities.
Operating expenses were $1.75 million or 49.0% of net sales in Q1 2008, down from $2.0 million or 42.6% of net sales in Q1 2007, due to reductions in Selling, G&A and R&D expenses.
Zoom’s cash balance on March 31, 2008 was $2.9 million, down from $3.6 million on December 31, 2007. This change was primarily due to Zoom’s loss, our $0.3 million investment in RedMoon Inc., and a $0.7 million reduction in accounts payable and accrued expenses, partially offset by a $0.4 million decrease in accounts receivable and a $0.7 million decrease in inventory. Zoom’s current ratio was 4.1 on March 31, 2008. Zoom has no long-term debt.
“In trying to return to profitability, Zoom will continue to try to grow its revenues through new customers and new products,” said Frank Manning, Zoom’s President and CEO. “We are excited to have recently added Tesco and British Airways as new customers, and this quarter we expect Wal-Mart will be an important new customer. In Q2 2008 we’ll also begin shipping the X6v, an ADSL wireless-G router with built-in VoIP. In addition, we are excited about new products coming in other areas including a new product for our Global Village VoIP service. We are also exploring major strategic alternatives, and we have hired an investment banker in China to assist us in this process.”
Zoom has scheduled a conference call at 4:00 p.m. Eastern Time. You may access the conference call by dialing (888) 632-5021 for calls made within the United States and (913) 312-0662 for calls made from outside the United States. The call will also be simulcast to stock analysts and other interested parties on Zoom’s website, www.zoom.com/Q1, and to other financial and investor-oriented websites via the CCBN/StreetEvents network. Shortly after the conference call, a recording of the call will be available on Zoom’s website. For additional information, please contact Investor Relations, Zoom Technologies, 207 South Street, Boston, MA 02111, telephone (617) 423-1072, email investor@zoom.com, or visit Zoom’s website at www.zoom.com.

About Zoom Technologies
Zoom Technologies, Inc. designs, produces, markets, and supports communication products under the Zoom, Hayes®, and Global Village® brands. Zoom is headquartered in Boston, and its European sales and support center is in the UK. Zoom markets its products in over forty countries, and provides multi-lingual support from its offices in Boston, Florida, and the UK. For more information about Zoom and its products, please see www.zoom.com.
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Forward Looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions, including statements relating to Zoom’s strategy, inventory, new and future products and customers, investments and exploration of strategic alternatives Actual results may be materially different from expectations as a result of known and unknown risks, including: the sufficiency of our capital resources and the need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; market acceptance of our new and future products, the possible delisting of our Common Stock from the NASDAQ Capital Market, the anticipated development and expansion of our existing technologies, markets and sales channels, delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping capabilities in Mexico; Zoom’s reliance on an outsourcing partner to conduct production operations in Mexico; Zoom’s dependence on key employees; the uncertainty of future demand from any specific customer or for all of Zoom’s customers as a group; Zoom’s reliance on a relatively limited number of customers for sale of its products; Zoom’s reliance on international sales; the uncertainty of the regulatory environment for Zoom’s products; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; Zoom’s dependence on one or a limited number of suppliers for certain key components; rapid technological change and the development of new competitive technologies, products and services; competition; factors affecting Zoom’s liquidity; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TECHNOLOGIES, INC.

Consolidated Balance Sheets

In thousands

(Unaudited)

	3/31/08	12/31/07

Assets

Current assets:

Cash	$2,921	$3,648
Accounts receivable, net	1,686	2,129
Inventories	3,802	4,452
Prepaid expenses and other	267	336

Total current assets	8,676	10,565

Property and equipment, net	168	172

Investment	1,504	1,179

Total assets	$10,348	$11,916

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,396	$2,079
Accrued expenses	498	415
Deferred gain on sale of real estate - current portion	245	341

Total current liabilities	2,139	2,835

Deferred gain on sale of real estate - long-term portion	-	-

Total liabilities	2,139	2,835

Stockholders’ equity:

Common stock and additional paid-in capital	31,655	31,601
Treasury stock	(7)	(7)
Accumulated other comprehensive income (loss)	584	587
Accumulated deficit	(24,023)	(23,100)

Total stockholders’ equity	8,209	9,081

Total liabilities & stockholders’ equity	$10,348	$11,916

ZOOM TECHNOLOGIES, INC.

Consolidated Statements of Operations

In thousands, except for per share data

(Unaudited)

	Three Months Ended
	3/31/08	3/31/07

Net sales	$3,581	$4,754
Cost of goods sold	2,857	3.634

Gross profit	724	1,120

Operating expenses:
Selling	741	894
General and administrative	547	639
Research and development	467	491
Total Operating Expenses	1,755	2,024

Operating profit (loss) before building sale	(1,031)	(904)

Gain on sale of real estate	96	96

Operating profit (loss)	(935)	(808)

Total Other income (expense), net	13	58

Income (loss) before income taxes	(922)	(750)

Income tax expense (benefit)	-	-

Net income (loss)	$(922)	$(750)

Basic and diluted earnings (loss) per share:

Earnings (loss) per share	$(0.10)	$(0.08)

Weighted average number of shares outstanding:

Basic and diluted	9,347	9,347